VIASPACE APPOINTS LARGE SHAREHOLDER TO BOARD OF DIRECTORS

Dr. Kevin L. Schewe is Renowned Cancer Specialist and Entrepreneur

IRVINE, Calif. — January 24, 2012—VIASPACE Inc. (OTC Bulletin Board: VSPC - News), a clean energy company growing Giant King™ Grass as a low-carbon, renewable biomass dedicated energy crop, and its subsidiary VIASPACE Green Energy Inc. (OTC Bulletin Board: VGREF), today announced that Kevin L. Schewe, MD was appointed to the VIASPACE Board of Directors at the board meeting held on January 19, 2012.

Dr. Schewe is a Board-Certified Radiation Oncologist and a Fellow of the American College of Radiation Oncology. Dr. Schewe has devoted his 25-year medical career and practice in the fight against cancer. He currently serves as Medical Director of Radiation Oncology at the Red Rocks Medical Center in Golden, Colorado and also at the Thornton Cancer Center Department of Radiation Oncology in Thornton, Colorado. The two cancer centers are co-owned by Dr. Schewe and HealthONE, the Colorado Division of Hospital Corporation of America (HCA) which is the largest private operator of healthcare facilities in the world and listed on the New York Stock Exchange.

Dr. Schewe has also developed a premium line of skin care and cosmetic products that help to naturally heal, protect, repair and subsequently maintain not only the damaged skin of cancer patients, but also individuals who have experienced skin damage resulting from aging, dryness, UV exposure, other illnesses, and environmental pollution. These products are manufactured and sold by Dr. Schewe’s company Elite Therapeutics http://www.elitetherapeutics.com/ .

“I am excited and honored to be elected to the VIASPACE Board of Directors,” states Dr. Schewe. “I firmly believe that VIASPACE has a “game-changing” product with Giant King Grass and its numerous bioenergy and biochemical applications. In addition, I believe that Giant King Grass is beautifully a global product—meaning VIASPACE has the absolute potential to undertake what I’ve always dreamed of from a business perspective—an “instantaneous global roll-out.”  There are many geographic points on the globe that are primed and ready to go forward in a significant way with a renewable bioenergy product like Giant King Grass and we are now poised to take advantage of this “perfect timing.”

Dr. Carl Kukkonen, VIASPACE CEO states, “I have been in communication with Dr. Schewe for over a year, and was very impressed with his enthusiasm, knowledge and commitment to VIASPACE. I introduced Dr. Schewe to board members and I am delighted that he was elected to the board and that he accepted.”

Dr. Schewe continued, “At this very moment in time, VIASPACE is a tiny company with an awesome product in Giant King Grass that has unparalleled potential to positively affect our world’s energy needs in a green way. I believe VIASPACE has a once-in-a-generation opportunity to make Giant King Grass the global household name of excellence in green bioenergy solutions, and is therefore a timely and good business investment. Over the past three years, I have accumulated 77 million common shares, many in recent months because I believe the shares are significantly undervalued. My goal is to acquire another 53 million shares (10% of the outstanding common shares). On the Board of Directors, I will represent the voice, concerns and dreams of the common shareholders. We want to build value in the company that will increase the share price, and I will help develop the necessary strategies for both short-term and long-term growth and success.”

About VIASPACE Inc.
VIASPACE is a clean energy company providing products and technology for renewable and alternative energy that reduce or eliminate dependence on fossil and high-pollutant energy sources. Through its majority-owned subsidiary VIASPACE Green Energy Inc., the Company grows Giant King Grass as a low-carbon fuel for electricity generating power plants, as a feedstock for bio methane production and cellulosic biofuels, and for other low-carbon, renewable energy products. For more information, please go to www.viaspace.com or contact Dr. Jan Vandersande, Director of Communications, at 800-517-8050 or IR@VIASPACE.com.

Safe Harbor Statement
Information in this news release includes forward-looking statements. These forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include, without limitation, risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K for the year ended December 31, 2010, as well as general economic and business conditions; the ability to acquire and develop specific products and technologies; changes in consumer and business demand for the Company’s products; competition from larger companies; changes in demand for alternative and clean energy; risks associated with international transactions; risks related to technological change; and other factors over which VIASPACE has little or no control.

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